Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Alpha Healthcare Acquisition Corp. III (the “Company”) on Form S-4 to be filed on June 8, 2023, of our report dated March 13, 2023, with respect to our audit of the financial statements of Alpha Healthcare Acquisition Corp. III as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and the period January 21, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

June 8, 2023